Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-203664-04

PUBLIC SERVICE COMPANY OF COLORADO

(a Colorado corporation)

$250,000,000 3.55% FIRST MORTGAGE BONDS, SERIES NO. 29 DUE 2046

Issuer:	Public Service Company of Colorado (a Colorado corporation)
Issue Format:	SEC Registered
Expected Ratings*:	A1/A/A+ (Stable/Stable/Stable) (Moody’s/Standard & Poor’s/Fitch)
Security Type:	First Mortgage Bonds
Pricing Date:	June 6, 2016
Settlement Date:	June 13, 2016 (T+5)
Interest Payment Dates:	Each June 15 and December 15, commencing December 15, 2016
Principal Amount:	$250,000,000
Maturity Date:	June 15, 2046
Reference Benchmark:	2.500% due February 15, 2046
Benchmark Price:	98-26
Benchmark Yield:	2.557%
Re-offer Spread:	+105 bps
Re-offer Yield:	3.607%
Coupon:	3.55%
Price to Public:	98.960%
Net Proceeds to Issuer:	$245,212,500 (before transaction expenses)
Make-Whole Call:	Prior to December 15, 2045 (the par call date), T+20 bps (calculated to the par call date)
Par Call:	On or after December 15, 2045 at par
CUSIP/ISIN:	744448CM1 / US744448CM13
Minimum Denominations:	$1,000
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC PNC Capital Markets LLC

* Note:    A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC, toll free at 1-800-221-1037, J.P. Morgan Securities LLC, collect at 212-834-4533, or PNC Capital Markets LLC, toll free at 1-855-881-0697.